UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

January 22, 2007

THE GAP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(650) 952-4400

(Registrant’s telephone number,

including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 22, 2007, The Gap, Inc. (the “Company”) issued a press release announcing that Paul Pressler is stepping down from his position as President and Chief Executive Officer of the Company, and has resigned from the Board of Directors of the Company, both effective January 22, 2007, and that Robert Fisher will serve as Interim Chief Executive Officer commencing January 22, 2007. A copy of the press release is attached hereto as Exhibit 99.1.

Item 7.01. Regulation FD Disclosure

Pursuant to Mr. Pressler’s Employment Agreement dated September 25, 2002 (the “Agreement”), a copy of which is attached hereto as Exhibit 99.2 and was disclosed at the time of Mr. Pressler’s hire, Mr. Pressler is eligible for severance benefits subject to certain conditions as described in more detail below and in the Agreement:

•	Salary of up to $1.5 million per annum payable over a 24-month period, subject to cessation or reduction if he accepts other employment or compensation.

•	Future bonuses he would have otherwise received during the 24-month period, up to an aggregate $1.5 million, if company financial performance targets are met and subject to elimination or reduction if he accepts other employment or compensation; he will not receive a bonus for fiscal 2006.

•	Stock option acceleration with approximately $9.5 million of in-the-money value, assuming a Company stock price of $20 per share.

In total, and subject to reduction if Mr. Pressler accepts other employment or compensation during the 24-month period, Mr. Pressler is eligible for up to approximately $14 million associated with his severance with the Company, assuming a Company stock price of $20 per share. He is also eligible to receive nominal health benefits.

Details of Severance. Under the terms of the Agreement, Mr. Pressler is eligible to remain a non-executive employee of the Company for up to 24 months after termination as Chief Executive Officer and receive the following during the 24-month “Income Continuation Period” beginning January 22, 2007:

•	Bi-weekly base salary payments will continue ($1.5 million annually), subject to cessation or reduction if Mr. Pressler accepts other employment or compensation during the Income Continuation Period (see below). The Company and Mr. Pressler have agreed to amend the Agreement to provide that the first six months of bi-weekly base salary payments will be made in a lump sum six months following January 22, 2007 in compliance with Internal Revenue Code Section 409A. A copy of the Amendment is attached hereto as Exhibit 99.3.

•	Any bonuses Mr. Pressler would have otherwise received during the 24-month period based on company financial performance during the Income Continuation Period, up to an aggregate $1.5 million, subject to elimination or reduction if he accepts other employment or compensation during the Income Continuation Period (see below). Mr. Pressler will not receive a bonus for fiscal 2006.

•	Accelerated vesting of those remaining stock options granted to him in accordance with the Agreement that are scheduled to vest during the 24-month period following January 22, 2007. The accelerated stock options under the Agreement, assuming a Company stock price of $20 per share, have approximately $9.5 million of in-the-money value, including the remaining $1.8 million of cash payments associated with the offer to exchange certain stock options in 2005 to comply with the provisions of Internal Revenue Code Section 409A, as more fully described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2005. Options granted to him in accordance with the Agreement which would not otherwise vest during the Income Continuation period will be cancelled.

•	Health insurance coverage as provided to other senior executives of the Company, subject to cessation or reduction if Mr. Pressler accepts other employment or compensation during the Income Continuation Period (see below).

In accordance with the Agreement, and as more fully described in the Agreement, if Mr. Pressler accepts other employment during the Income Continuation Period with a competitor (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), Mr. Pressler ceases to be a non-executive employee and forfeits all unaccrued pay and benefits (salary, bonus, and health insurance). If Mr. Pressler accepts other employment with a for-profit non-competitor during the period, Mr. Pressler ceases to be a non-executive employee and salary payments are reduced by the amount of any new cash compensation, while all other payments (bonus and health insurance) cease. If Mr. Pressler accepts any other compensation for services during the Income Continuation Period (e.g., services provided to a charitable organization, or as a director or consultant), Mr. Pressler continues to receive all benefits under the Agreement, except that salary and bonus payments are reduced by the amount of such cash compensation.

Under the Agreement, Mr. Pressler also agrees not to solicit certain employees of the Company for the period in which he is a non-executive employee and for one year thereafter.

Item 9.01. Financial Statements and Exhibits

99.1	Press Release dated January 22, 2007

99.2	Employment Agreement dated September 25, 2002 by and between Paul S. Pressler and the Company

99.3	Amendment dated January 22, 2007 to Employment Agreement dated September 25, 2002 by and between Paul S. Pressler and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC.
(Registrant)

Date: January 22, 2007	By:	/s/ Lauri M. Shanahan
Lauri M. Shanahan
Executive Vice President

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated January 22, 2007

99.2	Employment Agreement dated September 25, 2002 by and between Paul S. Pressler and the Company

99.3	Amendment dated January 22, 2007 to Employment Agreement dated September 25, 2002 by and between Paul S. Pressler and the Company